                                  SCHEDULE 14A
                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.   )
Filed by the Registrant/X/
Filed by a Party other than the Registrant/ /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11 9c) or Section
     240.14a-12
--------------------------------------------------------------------------------

                              GENICOM CORPORATION
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
  1) Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

  ------------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ------------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

  ------------------------------------------------------------------------------
  5) Total fee paid:

  ------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     ------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

     ------------------------------------------------
     3) Filing Party:

     ------------------------------------------------
     4) Date Filed:


     ------------------------------------------------

                              GENICOM CORPORATION

              14800 CONFERENCE CENTER DRIVE, SUITE 400, WESTFIELDS
                         CHANTILLY, VIRGINIA 22021-3806

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 1, 1996

TO THE HOLDERS OF GENICOM CORPORATION COMMON STOCK:

The annual meeting of stockholders of GENICOM Corporation (the "Company") will be held at the Company's headquarters, 14800 Conference Center Drive, Suite 400 Westfields, Chantilly, Virginia 22021-3806 on May 1, 1996 at 2:00 P.M. Eastern Daylight Time, for the following purposes:

 1.       To elect three directors for a one-year term;

 2. To ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for fiscal year 1996; and

 3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 15, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Whether or not you expect to attend the meeting, please sign, date and return promptly the enclosed proxy. The proxy is revocable and you may vote your shares in person if you attend the meeting and wish to do so.

Your attention is directed to the accompanying proxy statement.

You are cordially invited to attend the meeting,

                                        By Order of the Board of Directors



March 28, 1996                          Robert L. Burrus, Jr. Secretary

                              GENICOM CORPORATION

              14800 CONFERENCE CENTER DRIVE, SUITE 400, WESTFIELDS
                         CHANTILLY, VIRGINIA 22021-3806

                                PROXY STATEMENT

                              GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by GENICOM Corporation, a Delaware corporation (the "Company"), from the holders of the Company's common stock for use at the annual meeting of stockholders to be held on May 1, 1996, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders on or about March 28, 1996. A copy of the Company's form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1995, is being mailed with this Proxy Statement. Stockholders may request a copy of the annual report by contacting the Company at the address listed above.

In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, facsimile, telegraph and personal interview. The Company will bear the cost of all solicitation.

On March 15, 1996, the date for determining stockholders entitled to vote at the meeting, there were 10,864,499 shares of the Company's common stock (the "Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote at the Annual Meeting.

The presence of holders of the majority of the issued and outstanding stock of the Company, in person or by properly executed proxies, is required to constitute a quorum to transact business at the Annual Meeting. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Approval of the other proposal shall be decided by majority vote of the shares of Common Stock entitled to vote held by stockholders present in person or by proxy.
With regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders may not abstain with respect to election of directors. With respect to the ratification of the selection of Coopers & Lybrand as the Company's independent accountants for the current year, stockholders may vote in favor of or against the ratification, or may abstain from voting.

Stockholders should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of all nominees for the office of director and FOR ratification of the appointment of Coopers & Lybrand as the Company's independent accountants. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters at their discretion.

A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, GENICOM Corporation, c/o McGuire Woods Battle & Boothe L.L.P,

One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030,
Attention: Robert L. Burrus, Jr., Esquire.


PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth information as of February 2, 1996, with respect to the ownership of shares of Common Stock by all persons known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, each director of the Company, the named executive officers, and directors and executive officers of the Company as a group.


                                                         SHARES OF        OPTIONS
                                                        COMMON STOCK    EXERCISABLE            PERCENTAGE
                                                        BENEFICIALLY       WITHIN                  OF
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNED (1)        60 DAYS      TOTAL     CLASS
------------------------------------------             -------------    ------------ ---------  ---------
General Electric Company                                   1,517,167          0      1,517,167    14.0%
3135 Easton Turnpike
Fairfield, Connecticut 06431


Piedmont Capital Management Corporation                    1,142,900          0      1,142,900    10.5%
One James Center, Suite 1400
Richmond, VA 23219


Dimensional Fund Advisors Inc. (2)                           593,900          0        593,900     5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401


Don E. Ackerman                                              146,386    100,000        246,386     2.3%
Edward E. Lucente                                             20,000     10,000         30,000        *
Paul T. Winn (3)                                              37,680    415,000        452,680     4.2%
James C. Gale                                                      0     72,500         72,500        *
Raymond D. Stapleton                                               0     85,400         85,400        *
Arthur D. Gallo                                                    0      4,000          4,000        *
B. Garrett Buttner                                             2,000     26,800         28,800        *


All directors and officers as a group (11 persons)           201,640    790,900        992,540     9.1%


*  Indicates beneficial ownership less than 1.0%




(1)    All shareholders listed have sole investment and voting power except:
       Mr. Winn who has 23,680 shares with shared voting and investment power with his spouse.

(2) Based solely on our review of Form 13G, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 593,900 shares of GENICOM Corporation stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


(3) Includes 14,000 shares owned by Mr. Winn's children, of which Mr. Winn disclaims beneficial ownership.





                             ELECTION OF DIRECTORS

The terms of Messrs. Don E. Ackerman, Edward E. Lucente and Paul T. Winn as directors of the Company will expire at the time of the 1996 Annual Meeting. The Company proposes the re-election of each of Messrs. Ackerman, Lucente and Winn for a term ending at the 1997 Annual Meeting.

Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Votes withheld from any director are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the election of directors. Broker non-votes are also counted as present for the purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the election of directors.

DON E. ACKERMAN, 62, Chairman of the Board of Directors and a director since the Company was founded in 1983, is currently the President of Chandelle Ventures, Inc. and was a general partner of JHW from 1969 until his retirement in November 1991. Mr. Ackerman serves as a director of Schlumberger Ltd.

EDWARD E. LUCENTE, 56, a director of the Company since his appointment by the Board of Directors in January 1993, is currently Chief Executive Officer and President of Liant Software Corporation. Prior to assuming this position, he was a marketing consultant from 1994 until 1995. Previously, Mr. Lucente served as Vice President of Sales and Marketing of Digital Equipment Corporation ("DEC") from 1993 until 1994. Prior to joining DEC, he was the Executive Vice President of Northern Telecom Limited from 1991 until 1993. Prior to joining Northern Telecom Limited, Mr. Lucente was employed by IBM Corporation ("IBM"), where he served for 30 years in various capacities, most recently as Vice President and President of Asia/Pacific Group Tokyo, Japan. Mr. Lucente serves as a director of Information Resources, Inc.

PAUL T. WINN, 51, President and Chief Executive Officer of the Company since his employment with Genicom in April 1990, has been a director since May 1990. Previously, Mr. Winn was employed by IBM, where he served for 22 years in various capacities, most recently as Vice President of Graphics Systems in the Advanced Work Station Division. Prior to that position, Mr. Winn served as Vice President of Worldwide System Printers, responsible for technology, software, product development and manufacturing. Mr. Winn serves as a director of Indigo NV.

                       CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

Bruce K. Anderson resigned from the Board of Directors effective January 1,
1996.

The Board of Directors held five meetings during the fiscal year ended December 31, 1995. All Board of Directors members except Messr. Lucente attended at least 75% of the aggregate of the total number of Board of Directors meetings plus meetings of committees of which they were members. In addition, the Board of Directors took action by unanimous consent on numerous occasions during the fiscal year ended December 31, 1995.

The Board of Directors has an Audit Committee which is responsible for reviewing the adequacy of the Company's internal accounting controls, as well as the independent auditors' proposed audit scope, conducting a post-audit review of the audit findings and the Company's financial statements and performing other oversight functions as requested by the Board of Directors. During the 1995 fiscal year, the Audit Committee, which was composed of Messrs. Ackerman, Anderson and Lucente, held two meetings.

The Board of Directors also has a Compensation Committee which is responsible for setting overall policies that govern the Company's compensation programs, administering the Company's Stock Option Plan and the Incentive Compensation Plan and establishing the cash compensation of executive officers. During the 1995 fiscal year, the Compensation Committee, which was composed of Messrs. Ackerman, Anderson and Lucente, held three meetings and took action by unanimous consent on five occasions.

During the 1995 fiscal year, the Board of Directors did not have a nominating committee. The Chairman of the Board receives annual compensation of $65,000. Directors who are not employees receive annual compensation of $10,000. Employees who are also directors do not receive directors' fees.

In December 1994, the Company entered into a consulting agreement with Mr. Lucente, a member of the Board of Directors. Under the terms of the consulting agreement, Mr. Lucente evaluated the Company's worldwide sales and marketing strategies, recommended to management improvements to such strategies and in turn received compensation of $137,000 for performing such services.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table on page 7 reports the compensation for the past three years of all individuals serving as the Company's Chief Executive Officer ("CEO") or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, and the Company's four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers at the end of the l995 fiscal year.

OPTION/SAR GRANTS TABLE

The Company has in effect an employee stock option plan pursuant to which options to purchase Common Stock of the Company are granted to officers and other key employees of the Company and its subsidiaries. The table on page 8 shows stock option grants during the 1995 fiscal year to the CEO and the four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers").

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

The table on page 8 shows information concerning the fiscal year-end value of unexercised options held by the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                     ------------------------------------
                                        ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                               --------------------------------------------------------------------------
                                                            Other
Name                                                        Annual     Restricted                         All Other
and                                                        Compen-       Stock                   LTIP      Compen-
Principal                                                  sation       Award(s)    Options/    Payouts    sation
Position                Year    Salary ($)  Bonus ($)(a)     ($)          ($)        SARs(#)      ($)      ($)(b)
------------------------------------------------------------------------------------------------------------------
P. T. WINN              1995     311,062       193,320                                25,000               25,618
President and           1994     288,465       146,253                               100,000               18,102
CEO                     1993     300,000                                              75,000               99,984

J. C. GALE              1995     182,956        51,156                                17,500               39,557
Sr. V-Pres              1994     158,742        48,750                                                     11,513
and CFO                 1993     165,000                                              22,500               41,588


R. D. STAPLETON         1995     155,764        42,261                                12,000                3,650
Sr. V-Pres              1994     144,290        43,876                                10,000                1,004
International Service   1993     150,000                                              17,500               14,860
Market Development

A. D. GALLO             1995     149,427        30,363                                20,000                3,650
Corporate V-Pres
and Gen Mgr.
Document Solutions

B. G. BUTTNER           1995     130,100        30,875                                 9,000                3,650
V-Pres and Gen Mgr.     1994      97,881        37,360                                20,000                1,132
Supplies and Service    1993      88,616        31,982                                17,500                6,000

(a) Mr. Winn's 1995 bonus includes $157,500 incentive compensation award and $35,820 supplemental salary program award. For all other listed officers, 1995 bonuses were incentive compensation awards. All bonuses were incentive compensation awards in 1994 and management awards in 1993.

(b) Includes for Mr. Winn: $21,968 for relocation costs in 1995, $17,202 for personal living expenses in 1994 and $93,984 for relocation costs in 1993 and $3,650, $900 and $6,000 for 401(k) matching contributions in 1995, 1994 and 1993, respectively. Includes for Mr. Gale: $35,907, $10,613, and $35,588 for relocation costs in 1995, 1994 and 1993, respectively and $3,560, $900 and $6,000 for 401(k) matching contributions in 1995, 1994 and 1993, respectively. Includes for Mr. Stapleton: $8,860 for relocation costs in 1993 and $3,650, $1,004 and $6,000 for 401(k)
       matching contributions in 1995, 1994 and 1993, respectively. Includes for Mr. Gallo: $3,650 for 401(k) matching contributions in 1995. Includes for Mr. Buttner: $3,650, $1,132 and $6,000 for 401(k) matching contributions in 1995, 1994 and 1993, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                           Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                                      Individual Grants                                        for Option Term ($)
                     ---------------------------------------------------------------------------------------------------
                       Number of
                       Securities     % of Total
                       Underlying    Options/SARs
                        Options/      Granted to     Exercise or    Market
                          SARs        Employees       Base Price    Price    Expiration
Name                   Granted(a)   in Fiscal Year     ($/Sh)       ($/Sh)      Date         0%        5%        10%
------------------------------------------------------------------------------------------------------------------------
P. T. WINN               25,000         6.10%           1.75         2.00     3-07-2005    6,250     37,695     85,937
J. C. GALE               17,500         4.27%           1.75         2.00     3-07-2005    4,375     26,386     60,156
R. D. STAPLETON          12,000         2.93%           1.75         2.00     3-07-2005    3,000     18,093     41,250
A. D. GALLO              20,000         4.88%           2.125        2.125    2-15-2005      0       26,728     67,734
B. G. BUTTNER             9,000         2.20%           1.75         2.00     3-07-2005    2,250     13,570     30,937

(a) The options vest at a 20% annual rate beginning one year after the grant date.

================================================================================


    AGGREGATED OPTION/SAR EXERCISES IN LAST FY AND FY-END OPTION/SAR VALUES



                                                                          Number of
                                                                          Securities                   Value of
                                                                          Underlying                  Unexercised
                                                                          Unexercised                In-The-Money
                                                                        Options/SARs at             Options/SARs at
                                                                          FY-End (#)                FY-End ($) (a)

                        Shares Acquired                                  Exercisable/                Exercisable/
Name                    on Exercise (#)     Value Realized ($)           Unexercisable               Unexercisable
--------------------------------------------------------------------------------------------------------------------
P. T. WINN                     0                     0                  385,000/165,000            1,576,875/660,625
J. C. GALE                     0                     0                   69,500/45,500              245,813/166,688
R. D. STAPLETON                0                     0                   80,400/34,100              327,600/131,963
A. D. GALLO                    0                     0                     0/20,000                    0/60,000
B. G. BUTTNER                  0                     0                   21,000/35,500              86,625/139,688

(a)  Based on fair market value of $5.125 per share at fiscal year end.

EMPLOYMENT CONTRACTS

The Company has an employment agreement with Mr. Winn, the President and CEO. Upon termination without cause, the Company will pay Mr. Winn the then existing base salary and benefits until the earlier of twenty-four months or the date of his employment with another entity. In the event Mr. Winn becomes employed prior to the end of the twenty-four month severance period, the Company will pay 25% of the remaining unpaid monthly payments in final settlement and benefits would cease.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the "Committee") is composed of non-employee directors. The Committee is responsible for setting overall policies that govern the Company's compensation programs, administering the Company's Stock Option Plan and the Incentive Compensation Plan and establishing the cash compensation of executive officers. Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid employees unless, in general, the compensation constitutes performance-based compensation as defined by the Internal Revenue Code. To the extent that any compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances. The Committee would expect to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent possible.

The Committee's philosophy regarding executive compensation seeks to align executive compensation with Company values and objectives, business strategy, management initiatives and business financial performance. To act on this philosophy, the Committee focuses on the following goals and objectives:

- To attract and retain key executives critical to the long-term success of the Company and each of its business units.
- To reward executives for long-term strategic management and the enhancement of shareholder value.
- To integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes.
- To provide a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to its industry performance.

ANNUAL COMPENSATION

The annual compensation program consists of cash, management awards and officer perquisites. The Committee determines salary ranges for executive officers based on surveys of salary data regarding similar positions held by executives in similar sized companies (some of which companies may not be included in the Computers, Subsystems and Peripherals Industry Group referred to in the Performance Graph) in the computer printer and other peripherals industry. The Committee intends for salaries to remain at or near the industry median.
Actual salary changes are primarily based upon the Company's financial performance and to a lesser extent the survey of salary data. Due to job performance and adjustments for market changes, the Committee raised some executive salaries in fiscal year 1995.

The Committee has authorized the CEO to pay special, one-time event management awards to, among others, executive officers to reward notable achievements that contribute to significant improvements in quality, productivity, customer service, cost control, or the work environment. Determination of such awards is subjective and thus not tied to specific criteria.

LONG-TERM INCENTIVE COMPENSATION

The Company provides long-term incentives through stock options, and the GENICOM Retirement Savings Plan which is qualified under Section 401(k) of the Internal Revenue Code.

INCENTIVE COMPENSATION PLAN

In fiscal year 1984, the Company adopted an Incentive Compensation Plan ("IC Plan"). The Committee reviews and approves the participation of executive officers and key employees in the IC Plan. Payments under the IC Plan are contingent upon the Company's substantial achievement of certain corporate performance criteria. If these objectives are met, the payment is determined by the achievement of a combination of corporate goals and specific functional objectives. Corporate goals are weighted at 70% of the aforementioned combination, while functional objectives comprise 30%. Corporate goals focus on the Company's sales, net income, working capital investment and debt levels, while the functional objectives vary depending on the officer's position. The Committee approves these criteria each year.

The IC Plan is funded from a pre-set portion of the Company's pre-tax net income. The Committee approves the IC Plan award value each year as a percentage of base salary. Each participant, depending on position, could potentially receive an award equal to a percentage of salary ranging from 15% to 50%. The Committee has broad authority to alter the manner in which payments are made in any given year based on performance. The Committee did not make awards in fiscal year 1993 because the Company did not substantially achieve targeted corporate performance criteria. In 1994, the Committee made payments totaling $271,533 to twenty-four IC Plan participants, excluding the CEO, relating to the Company's and individual's performance during 1994. Payments relating to performance during the first half of 1994 were made in August, 1994. Payments relating to performance in the second half of 1994 were made in April, 1995.

In 1995, the Committee approved total payments of $544,658 to thirty-four IC Plan participants, excluding the CEO, relating to the Company's and individual's performance during 1995. Payments totaling $269,834 and relating to performance during the first half of 1995 were made in August, 1995. Payments totaling $274,824 and relating to performance during the second half of 1995 were made in March, 1996.

STOCK OPTION PLAN

Under the Stock Option Plan (the "Plan"), the Committee grants stock options annually with the objective of aligning executive officers' long-range interests with those of the stockholders. Management makes recommendations to the Committee regarding the number of stock options awarded and to whom the stock options are given. Management considers the amount and terms of the options already held by the executive officer. Management's methodology used to make recommendations are not based on specific criteria. Instead its goal is to achieve the retention of key employees by providing them with the
opportunity to build a meaningful investment in the Company.   The Company
believes that the Plan encourages superior performance that can result in significantly enhanced shareholder value. On February 16, 1995, the Committee awarded options to purchase shares of common stock to, among others, Mr. Gallo
- 20,000 shares. On March 7, 1995, the Committee awarded options to purchase shares of common stock to, among others, the following officers: Mr. Winn - 25,000 shares, Mr. Gale - 17,500, Mr. Stapleton - 12,000 shares and Mr. Buttner - 9,000 shares.

On April 27, 1994 all previously issued stock option grants issued to then executive officers, excluding the CEO, were amended to modify the vesting provisions of such options should a change of control occur. A change of control is defined as:

  (a) A third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company. An acquisition shall be excluded if made by a GENICOM Group Company or a Company employee benefit plan;
  (b) A reorganization, merger or consolidation in which the beneficial owners of the common stock and voting securities of the Company immediately prior thereto do not immediately thereafter beneficially own, directly or indirectly, more than 75% of the outstanding shares of common stock and the combined voting power of the voting securities of the corporation resulting from such reorganization, merger or consolidation; or
  (c) A complete liquidation or dissolution of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

Should a change in control occur, 100% of the covered stock options become exercisable if: (i) the executive officer's employment is terminated by GENICOM within 13 months of the date of the change in control or (ii) the executive officer's compensation is reduced after a change of control and the officer terminates his employment within 13 months of such change of control. In addition, the executive officer will have six months after termination of employment to exercise the covered stock option.


GENICOM RETIREMENT SAVINGS PLAN

In 1994 the Company modified the terms of the GENICOM Retirement Savings Plan, formerly the Deferred Compensation and Savings Plan, such that the amount of Company contributions to the plan are discretionary, and may not exceed for any plan year the lesser of 6% of an employees' salary or $9,000 with respect to any employee. Previously, the contributions were mandatory and did not exceed $6,000. Company contributions to the plan vest with participants at a rate of 20% per year of vested service, beginning at 40% after the second year of service.


CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee members determined the CEO's compensation for fiscal year 1995. The CEO's salary was primarily based upon the Company's financial performance and to a lesser extent the review of the salaries of CEOs for companies of comparable sales and upon the Board of Directors' review of the CEO's performance. Due to the Company's performance and competitive market changes, the Committee increased the CEO's salary in 1995.

The Committee grants stock options to the CEO annually under the Company's Stock Option Plan in order to promote long-term retention and to balance the risk/reward element of the position. In determining the number of shares to be awarded as stock options in fiscal year 1995, the Committee considered the amount concurrently awarded to the other officers and the performance of the CEO. In March 1995, the Committee granted the CEO an option to purchase 25,000 shares of common stock in recognition of the Company's progress in expanding it's Enterprising Service Solutions business.

The CEO's maximum potential incentive compensation award is equal to 50% of his base salary. The Committee awarded the CEO $ 157,500 in incentive compensation for fiscal year 1995 based upon the Company's achievement of it's financial objectives and the significant accomplishments in expanding the Company's Enterprising Service Solutions business.

The Committee established a supplemental salary program to the benefit of the CEO, effective January 2, 1995. Under this program the CEO will receive for 1995 and 1996 a salary supplement equal to 1% of the increase in net income of the Company over the preceding year. The salary supplement for each year will be paid within thirty days of the Company's release of annual earnings for such year. The CEO received a payment of $35,820 in February, 1996 pursuant to this program.


                             COMPENSATION COMMITTEE
                           Don E. Ackerman, Chairman
                               Edward E. Lucente



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Decision Data Holdings, Ltd. ("Decision Data"), a wholly-owned subsidiary of Onset Corporation, is one of the Company's customers. The Company's Chairman of the Board, Don E. Ackerman, was also a member of the Board of Directors of Onset Corporation during a portion of fiscal year 1995. Mr. Ackerman resigned from the Board of Directors of Onset Corporation during fiscal year 1995.

During fiscal year 1995, the Company sold Decision Data $2.9 million of printer products, and had $1.0 million receivables from Decision Data at December 31, 1995. At this time the Company expects sales to Decision Data to remain at their current levels. The Company believes that the transactions with Decision Data were on terms no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.

PERFORMANCE GRAPH

Set forth on page 13 is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the National Association of Securities Dealers Automated Quotations ("NASDAQ") Stock Index and the Computers, Subsystems and Peripherals Industry Group created by Media General Financial Services, Inc.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                             AMONG NASDAQ INDEX,
              COMPUTERS, SUBSYSTEMS AND PERIPHERALS PEER GROUP
                           AND GENICOM CORPORATION

                                                               Genicom Corp.        Industry Group                NASDAQ
                                                                                        Index                  Market Index
                        Measurement Point 12/31/90               100                       100                      100
                               FYE 12/31/91                      68.18                   128.38                    101.40
                               FYE 12/31/92                      81.82                   129.64                     88.99
                               FYE 12/31/93                      90.91                   155.50                    101.59
                               FYE 12/31/94                     181.82                   163.26                    122.41
                               FYE 12/31/95                     372.73                   211.77                    170.74

                  ASSUMES $100 INVESTED ON DECEMBER 31, 1990
                         ASSUMES DIVIDEND REINVESTED
                     FISCAL YEAR ENDED DECEMBER 31, 1995

CERTAIN TRANSACTIONS

See "Compensation Committee Interlocks and Insider Participation."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during fiscal year 1995 all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with except that Mr. Edward E. Lucente did not complete one report in a timely manner for four stock purchases made in 1995.

STOCK OPTION PLAN

The Company's Stock Option Plan (the "Plan") provides for grants of stock options to employees of the Company selected by the Compensation Committee (the "Committee"). Stock options granted under the Plan may be nonstatutory stock options or incentive stock options, as described in Section 422 of the Internal Revenue Code. Incentive stock options are intended to qualify for favorable Federal income tax treatment, while nonstatutory stock options do not.

The Committee administers the Plan and determines the following: (i) the Company's employees that shall be granted options; (ii) the number of shares covered by each option; (iii) whether options are nonstatutory stock options or incentive stock options; (iv) the time or times that options are granted; (v) the time or times that options become exercisable; and (vi) the form of consideration that may be used to pay for shares upon exercise of an option. The Committee is also responsible for other questions involving the administration and interpretation of the Plan. The Board of Directors administered the Plan from May 1990 to January 1993.

The option price of shares of Common Stock covered by incentive stock options granted under the Plan may not be less than 100% of the Common Stock's fair market value on the option grant date (110% of fair market value if the stock option is an incentive stock option that is granted to an employee who is a 10% or greater stockholder of the Company). The Board of Directors may grant nonstatutory stock options under the Plan with an option price not less than 85% of the Common Stock's fair market value on the grant date.

An optionee does not incur Federal income tax when granted a nonstatutory stock option or incentive stock option. Upon exercise of a nonstatutory stock option, an optionee generally recognizes taxable income, which is subject to income tax withholding by the Company, equal to the difference between the Common Stock's fair market value on the exercise date and the option price. Upon exercising an incentive stock option, an optionee generally does not recognize taxable income, unless subject to the alternative minimum tax.

The Company usually is entitled to a business expense deduction at the time and in the amount that the recipient of an option recognizes ordinary income in connection with the option. This usually occurs upon the exercise of nonstatutory stock options. No deduction is allowed in connection with an incentive stock option, unless the optionee disposes of Common Stock received upon exercise in violation of the holding period requirements set forth in the Internal Revenue Code.

As of December 31, 1995 the plan had 112 participants out of the approximately 1,638 eligible employees. The Committee, the Board of Directors or the former Stock Option Committee has identified participating employees as key personnel of the Company. As of December 31, 1995, options covering 1,772,567 shares were outstanding under the Plan, 787,732 shares had been previously acquired upon exercise and 339,701 shares remained available for future grants.

The Committee determines when options granted under the Plan become exercisable. Options granted generally become exercisable at the rate of 20% per year beginning on the first anniversary of the option grant date, with the exception of 300,000 options granted to Paul T. Winn on May 30, 1990, which became excercisable at the rate of 25% per year. The Committee has not granted options under the Plan to any current director other than Paul T. Winn.


                      PROPOSAL 1 - TO RATIFY SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected Coopers & Lybrand to serve as independent certified public accountants of the Company for the 1996 fiscal year and has directed a vote of stockholders be taken to ascertain their approval or disapproval of that selection. In the event the stockholders do not ratify the appointment of Coopers & Lybrand, the Board of Directors will consider selection of other independent certified public accountants.

BOARD OF DIRECTORS' RECOMMENDATION

The Board of Directors recommends a vote "FOR" Proposal 1 to ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for the 1996 fiscal year.

Representatives of Coopers & Lybrand will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. Presently management does not know of any other business which will be presented at the meeting.

                   PROPOSAL BY STOCKHOLDERS FOR PRESENTATION
                                AT 1997 MEETING

Proposals that any stockholder intends to present at the 1997 Annual Meeting of Stockholders must be received by the Company no later than December 2, 1996.

                                        By Order of the Board of Directors



March 28, 1996                          Robert L. Burrus, Jr. Secretary

                              GENICOM CORPORATION
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 1996

        The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 28, 1996, hereby appoints Don E. Ackerman, Paul T. Winn and Robert L. Burrus, Jr. and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Common Stock of GENICOM CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday May 1, 1996 at 2:00 p.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote:

1.  ELECTION OF DIRECTORS                   WITHHOLD AUTHORITY

    FOR all nominees listed below / /       to vote for all nominees listed / /

                Don E. Ackerman, Edward E. Lucente, Paul T. Winn

           To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below

--------------------------------------------------------------------------------

2. PROPOSAL 1 -- To ratify the selection of Coopers & Lybrand as independent certified public accountants of the Company for fiscal year 1996.


               / / FOR          / / AGAINST          / / ABSTAIN

3. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.

        In the ballot provided for that purpose, if you specify a choice as to the action to be taken this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR the election of the nominees named in the Proxy Statement as directors and FOR Proposal 1 as described in the Proxy Statement.

        Any proxy or proxies previously given for the meeting are revoked.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                                       Dated:___________________________, 1996

                                       _______________________________________
                                                  (Signature)

                                       _______________________________________
                                               (Signature if held jointly)

                                       Please sign exactly as the name appears
                                       hereon.  When shares are held by joint
                                       tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of each. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.